EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:	Gerry Keir (808) 525-7086
gerry.keir@fhwn.com

BANCWEST POSTS EARNINGS OF $128.3 MILLION,
UP 12.0% FROM FOURTH QUARTER OF 2003
Two Acquisitions Make BancWest 7th Largest in U.S. West

     (Honolulu and San Francisco, January 20, 2005) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $128.3 million for the fourth quarter of 2004, up 12.0% from the same quarter of 2003. For the full year of 2004, BancWest’s net income was $473.4 million, up 8.4% from the same period of 2003.

     On November 1, 2004 , BancWest completed its acquisitions of Community First Bankshares, Inc. and USDB Bancorp. Branches of Community First National Bank were rebranded on December 3, 2004, with the merger of Community First into Bank of the West. Branches of United Safe Deposit Bank, a USDB Bancorp subsidiary, will be merged into Bank of the West on January 21.

     BancWest is now the seventh largest bank holding company in the Western United States, with $50.1 billion in assets and 543 branches in 17 Western and Midwestern states, Guam and Saipan.

     “These acquisitions have significantly enlarged BancWest’s branch network, expanding our company into the Intermountain and Midwestern regions of the nation. At the same time, we continue to see strong internal growth from our existing Bank of the West and First Hawaiian Bank operations,” said Don J. McGrath, President and Chief Executive Officer of BancWest.

     Net income for the quarter included after-tax restructuring expenses of $4.5 million related to the two acquisitions. Excluding these expenses, net income would have increased 15.9% for the fourth quarter from the same period in 2003. Net income for the full year of 2004 included after-tax restructuring expenses of $9.5 million. Excluding these expenses, net income would have increased 10.6% for the year.

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BancWest Posts Earnings of $128.3 Million,
Up 12.0% from Fourth Quarter of 2003

BancWest fourth-quarter results:

     Assets, loans, deposits. BancWest had total assets of $50.1 billion at December 31, 2004, up 30.5% from a year earlier. Loans and leases totaled $32.7 billion, up 27.1%. Deposits were $33.6 billion, up 27.3%. The increases were due both to internal organic growth and to the acquisitions completed in the fourth quarter.

     Credit quality. BancWest’s nonperforming assets were 0.45% of loans and foreclosed properties at December 31, 2004, an improvement from 0.59% a year earlier.

     Loan loss reserve. Consistent with the improvement in credit quality, BancWest’s allowance for credit losses was 1.33% of total loans and leases at December 31, 2004, a reduction from 1.52% a year earlier.

     Net interest income for the quarter was $378.4 million, up 14.8% from the fourth quarter of 2003, with the November acquisitions of Community First and Union Safe Deposit contributing to 25.3% growth in average earning assets. Net interest margin was 3.84% compared with 4.17% for the same quarter a year ago.

     Noninterest income, at $116.1 million, increased 24.6% from the fourth quarter of 2003.

     Noninterest expense was $277.9 million for the quarter, up 26.6% from the same quarter a year ago, due largely to the acquisitions. Excluding $7.6 million of merger-related expenses, noninterest expense increased 23.2%.

Fourth-quarter acquisitions

     During the quarter, BancWest completed two acquisitions that expanded its operations into 10 additional states and increased its presence in California’s Central Valley. BancWest acquired:

     • Community First Bankshares, Inc., parent company of Community First National Bank and Community First Insurance, Inc., and

     • USDB Bancorp, parent company of Union Safe Deposit Bank.

     The Community First acquisition introduced the Bank of the West “Bear” brand into Arizona, Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The USDB acquisition added to BancWest’s presence in San Joaquin and Stanislaus Counties in California’s Central Valley. BancWest now has 243 branches in California.

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BancWest Posts Earnings of $128.3 Million,
Up 12.0% from Fourth Quarter of 2003

     BancWest acquired Community First Bankshares by paying $32.25 in cash for each share of its common stock. As of September 30, 2004, Community First Bankshares had total assets of $5.5 billion, deposits of $4.4 billion and loans of $3.5 billion. Its Community First National Bank subsidiary operated 156 branches in 12 states in the Southwest, Rocky Mountains, Great Plains and east to the Great Lakes.

     USDB, which had been headquartered in Stockton, California, operated 19 Union Safe Deposit Bank branches in San Joaquin and Stanislaus Counties. As of September 30, 2004, USDB had total assets of $1.2 billion, deposits of $0.9 billion and loans of $0.7 billion.

CEO Transition Completed

     On December 31, 2004, Walter A. Dods, Jr. retired as BancWest’s Chief Executive Officer. He was succeeded in that position by Don J. McGrath, who had been President and Chief Operating Officer. Dods will remain with BancWest as nonexecutive Chairman.

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     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $50.1 billion. It is a wholly owned subsidiary of BNP Paribas (www.bnpparibas.com), an international financial services group. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (463 banking locations in California, Arizona, Colorado, Idaho, Iowa, Minnesota, Nebraska, New Mexico, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington state, Wisconsin and Wyoming) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan). The branches of Union Safe Deposit Bank, currently operating as a separate subsidiary, will be merged into Bank of the West on January 21, 2005.

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